Exhibit 10.1
EXECUTION COPY

PURCHASE AND SALE AGREEMENT
by and among
ENTERPRISE PRODUCTS OPERATING LLC
ENTERPRISE GTM HOLDINGS L.P.
as Seller Parties,
and
DUNCAN ENERGY PARTNERS L.P.
DEP HOLDINGS, LLC
DEP OPERATING PARTNERSHIP, L.P.
DEP OLP GP, LLC,
As Buyer Parties
Dated as of December 8, 2008

-i-

Schedule 3.3	-	No Conflicts
Schedule 3.4	-	Capital Stock Held in Others
Schedule 3.5	-	Seller Parties Litigation
Schedule 3.6	-	Title to Assigned Interest and Subsidiary Interests

Buyer Parties’ Disclosure Schedules

Schedule 4.3	-	No Conflicts

Exhibits

-ii-

A Amended and Restated Omnibus Agreement
B Amended and Restated Agreement of Limited Partnership of Enterprise GC
C Amended and Restated Agreement of Limited Partnership of Enterprise Intrastate
D Amended and Restated Agreement of Limited Partnership of Enterprise Texas
E Contribution, Conveyance and Assumption Agreement
F Third Amendment to Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P.

-iii-

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”), dated as of December 8, 2008, is entered into by and among (a) Enterprise Products Operating LLC, a Texas limited liability company (and successor of Enterprise Products Operating L.P., a Delaware limited partnership)(“EPO”), and Enterprise GTM Holdings L.P., a Delaware limited partnership (“Enterprise GTM”), and together with EPO, the “Seller Parties”), on the one hand, and (b) Duncan Energy Partners L.P., a Delaware limited partnership (the “Partnership”), DEP Holdings, LLC, a Delaware limited liability company (the “General Partner”), DEP Operating Partnership, L.P., a Delaware limited partnership (“OLP” or the “Operating Partnership”), DEP OLP GP, LLC, a Delaware limited liability company (“OLP GP,” and together with the Partnership, the General Partner and OLP, the “Buyer Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, Enterprise GTM, owns a 99.0% limited partner interest in Enterprise GC, L.P., a Delaware limited partnership (“Enterprise GC”), and Enterprise Holding III, L.L.C., a Delaware limited liability company (“Enterprise Holding III”), owns a 1.0% general partner interest in Enterprise GC; and
     WHEREAS, Enterprise GTM owns a 99.0% limited partner interest in Enterprise Intrastate L.P., a Delaware limited partnership (“Enterprise Intrastate”), and Enterprise Holding III owns a 1.0% general partner interest in Enterprise Intrastate; and
     WHEREAS, Enterprise GTM owns 99.0% and Enterprise Holding III owns 1.0% of the membership interests of Enterprise Texas Pipeline, LLC, a Texas limited liability company (“Enterprise Texas”); and
     WHEREAS, Enterprise GTM owns 100% of the membership interests of Enterprise Holding III; and
     WHEREAS, Enterprise GTM will effect an Assignment of the Subsidiary Interests (as defined below) as contributions to Enterprise Holding III at the Closing, and the conversion of the Subsidiary Interests into new general partner and membership interests; and
     WHEREAS, Enterprise GTM will effect the Assignment of the Assigned Interest (as defined below) in Enterprise Holding III to the Partnership, and in exchange will receive from the Partnership as consideration for the Gross Consideration set forth below; and
     WHEREAS, concurrently with the consummation of the transactions contemplated herein (the “Closing”), each of the following shall occur:
     1. Enterprise GTM will contribute, assign, transfer and convey to Enterprise Holding III a 65% Enterprise GC limited partner interest, a 50% Enterprise Intrastate limited partner interest and a 50% Enterprise Texas membership interest (the “Subsidiary Interests”), at which time such interests together with the general partner interest or other membership interest owned by Enterprise Holding III shall be converted into the applicable general partner interests or membership interests as set forth in the applicable Amended Entity Agreements to be executed at the Closing;

     2. Enterprise GTM will contribute, sell, assign, transfer and convey to the Partnership all of its respective right, title and interest in and to all of the membership interests in Enterprise Holding III (the “Enterprise Holding III Member Interests” or the “Assigned Interest”), free and clear of all Encumbrances other than the Encumbrances set forth in (a) the Amended Entity Agreements to be executed at the Closing, and (b) the Amended and Restated Omnibus Agreement.
     3. Concurrent with the assignment described in paragraph 2 above, the Partnership will assign and covey its rights to such interests to the Operating Partnership, which will acquire such interests free and clear of all Encumbrances other than the Encumbrances set forth in (a) the applicable Amended Entity Agreements to be executed at the Closing to evidence the admission of the Operating Partnership as partners or members of such entities, and (b) the Amended and Restated Omnibus Agreement.
     4. The Partnership will consummate the Equity Offering for 41,529 Common Units for aggregate net proceeds of approximately $500,000 pursuant to the Unit Purchase Agreement.
     5. The Partnership will borrow $282.25 million (“Debt Proceeds”) pursuant to a standby term loan agreement dated April 18, 2008 (as amended, the “Term Loan”) with Wachovia Bank, National Association, as Administrative Agent and Lender, and with co-syndication agents, co-documentation agents and other Lenders named therein (the “Lenders”).
     6. The Partnership will use the aggregate net proceeds (after discounts and commissions, if any) from the Equity Offering (the “Offering Proceeds”) and Debt Proceeds to (a) pay transaction expenses associated with the transactions contemplated by this Agreement in the estimated amount of $2.25 million, exclusive of underwriters’ discounts and commissions, if any, and (b) pay a cash amount equal to $280.5 million ($280.0 million plus the Offering Proceeds) (the “Cash Consideration”) to Enterprise GTM, as partial consideration for the contribution of the Assigned Interest.
     7. The Partnership will issue 37,333,887 Class B Units to Enterprise GTM, with an aggregate value of $449,499,999.48 (approximately $450.0 million less the value of the net Offering Proceeds), to Enterprise GTM as the Unit Consideration and partial consideration for the contribution of the of the Assigned Interest.
     8. The agreements of limited partnership of Enterprise GC and Enterprise Intrastate and the company agreement of Enterprise Texas shall be amended or amended and restated as set forth in the Amended Entity Agreements to reflect the transactions set forth herein and contemplated by the Conveyance Agreement.
     9. The Omnibus Agreement shall be amended and restated as set forth in the Amended and Restate Omnibus Agreement to reflect the transactions set forth herein and contemplated by the Conveyance Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
CONTRIBUTION OF ASSIGNED INTEREST, GROSS CONSIDERATION AND ASSUMPTION OF LIABILITIES
     1.1 Contribution of Assets. At the Closing, (a) Enterprise GTM shall irrevocably contribute, sell, assign, transfer and convey (collectively, the “Assignment”) to the Partnership and its successors and assigns all of Enterprise GTM’s right, title and interest in and to the Assigned Interest, free and clear of all Encumbrances and (b) the Partnership shall accept and purchase such Assigned Interest for its own account in exchange for the Gross Consideration. The certificate representing the Assigned Interest shall be duly endorsed in blank or accompanied by a membership interest assignment separate from certificate, as applicable, duly executed in blank by EPO, in its capacity as the general partner of Enterprise GTM, in a form reasonably acceptable to the Partnership, with all necessary transfer tax or other revenue stamps, acquired at Seller Parties’ expense, affixed and canceled.
     1.2 Consideration.
          (a) Gross Consideration. The aggregate Cash Consideration and Unit Consideration payable by the Buyer Parties (the “Gross Consideration”) to Enterprise GTM in exchange for the Assignment of the Assigned Interest at Closing shall be as follows:
          (i) The Partnership shall pay Enterprise GTM the Cash Consideration at the Closing by wire transfer of immediately available funds to the accounts specified by Enterprise GTM in writing prior to the Closing; and
          (ii) The Partnership shall issue the Unit Consideration to Enterprise GTM at Closing. The Unit Consideration shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement as amended by the DEP Agreement, the Delaware Revised Uniform Limited Partnership Act and federal and state securities laws. The Unit Consideration shall be issued by the Partnership at the Closing by delivery of a letter to the Partnership’s transfer agent (the “Instruction Letter”) instructing such transfer agent to promptly deliver certificates representing the Unit Consideration issued in the name of Enterprise GTM or its designees (the “Certificates”).
          (b) Payment of Gross Consideration. The Parties agree that the Gross Consideration is allocable to Enterprise GTM in the manner set forth in Section 1.2(a), and the Seller Parties acknowledge that payment of the Gross Consideration in the manner set forth in Section 1.2(a) constitutes payment in full of the applicable portion of the Gross Consideration to which the Seller Parties are entitled. The Seller Parties agree that payment of the Cash Consideration shall be deemed made in full when the Parties receive confirmation from the financial institution holding the accounts into which payment of the Cash Contribution is made that the payment has been successfully received in such accounts in immediately available funds and the Transfer Agent has acknowledged the issuance and delivery of the Unit Consideration. Such confirmation shall be conclusive evidence of such receipt.

     1.3 Conveyance and Contribution by the Partnership. The Partnership hereby grants, contributes, transfers, assigns and conveys to OLP (including by and through the OLP GP for its proportionate contribution), its successors and assigns, all of the Partnership’s right, title and interest in and to the Assigned Interest, and OLP hereby accepts the Assigned Interest as an additional capital contribution by the Partnership and the OLP GP.
     1.4 Assumption of Certain Liabilities.
          (a) Assumption of Subject Liabilities by the Partnership. Except as set forth in the Omnibus Agreement, from and after the Effective Time of the Assignment by Enterprise GTM of the Assigned Interest to the Partnership, the Partnership hereby assumes and agrees to duly and timely pay, perform and discharge all obligations and liabilities relating to the Assigned Interest (the “Subject Liabilities”), to the full extent that the Seller Parties have previously or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for the Assignment described herein and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the Partnership with respect to the Subject Liabilities beyond that of the Seller Parties, (ii) waive any valid defense that was available to any Seller Party with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
          (b) Assumption of Subject Liabilities by OLP. In connection with the contribution by the Partnership of the Subject Interests to OLP and the General Partner, and the subsequent contribution by the General Partner of all of its Subject Interests to OLP, OLP hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that the Partnership has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such distribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of OLP with respect to the Subject Liabilities beyond that of the Partnership, (ii) waive any valid defense that was available to the Partnership with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
          (c) General Provisions Relating to Assumption of Liabilities. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the terms and provisions of this Article I, no Party shall be deemed to have assumed, and the Subject Interests have not and are not being assigned or contributed, as the case may be, subject to any Encumbrances of any kind, including, without limitation, Encumbrances securing Indebtedness other than Encumbrances provided in the Charter Documents of Enterprise Holding III, and all such Encumbrances shall be deemed to be excluded from the assumptions of liabilities made under this Article I.
ARTICLE II.
CLOSING
     2.1 Closing. The Closing shall be held at the offices of Andrews Kurth LLP, 600 Travis Street, 42nd Floor, Houston, Texas 77002 at 8:00 a.m. Central Standard Time on the date of this Agreement following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions relating to the execution of the applicable Concurrent Agreements and the receipt of the Cash Consideration and the Certificates, which will be satisfied at the Closing), or such other location or date as the Parties may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.” If the Closing occurs, the Closing shall be deemed to be effective as of 12:01 a.m. Central Standard Time on the Closing Date (the “Effective Time”). Notwithstanding anything in this Agreement to the contrary, title to the Assigned Interest shall pass at the Closing.
     2.2 Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties the following:
          (a) A certified copy of the resolutions duly adopted by (i) the Board of Directors of Enterprise Products GP, LLC, EPD’s general partner, on behalf of EPD, (ii) the sole manager of EPO, on its own behalf and on behalf of Enterprise GTM in its capacity as the general partner of Enterprise GTM, approving this Agreement and all other agreements and documents contemplated hereby to which the applicable foregoing Party is a party or will be a party as of the Closing, including, without limitation, the Amended and Restated Omnibus Agreement (the “Seller Party Concurrent Agreements”) and the consummation of the transactions contemplated hereby and thereby;
          (b) The Seller Party Closing Certificate, executed by a duly authorized representative of EPD on behalf of the Seller Parties.
          (c) The written consent of Enterprise Holding III, in its capacity as the general partner of Enterprise GP and Enterprise Intrastate and as the managing member of Enterprise Texas, (i) consenting to the assignments of the applicable Subsidiary Interests in Enterprise GP, and Enterprise Intrastate and Enterprise Texas from Enterprise GTM to Enterprise Holding III, (ii) certifying as to all outstanding Capital Stock of Enterprise GP, and Enterprise Intrastate and Enterprise Texas in effect as of the Closing Date, and all outstanding securities exercisable for or exchangeable for or convertible into Capital Stock of Enterprise GP, and Enterprise Intrastate and Enterprise Texas, and (iii) attaching Charter Documents of Enterprise GP, and Enterprise Intrastate and Enterprise Texas certified by Enterprise Holding III to be true, accurate and complete as of immediately prior to the Closing and as amended and restated as of the Closing Date.
          (d) The written consent of EPO, in its capacity as the general partner of Enterprise GTM, (i) consenting to the contribution and assignment of the Subsidiary Interests by Enterprise GTM to Enterprise Holding III, and the conversion of the partner and member interests as set forth in the respective Amended Entity Agreements to be effective as of the Closing, (ii) consenting to the contribution and assignment by Enterprise GTM of the Assigned Interest to the Partnership, (iii) consenting to the contribution and assignment by the Partnership of the Assigned Interest to the OLP (including through the OLP GP for its proportionate share of the OLP), (iv) certifying as to all outstanding Capital Stock of Enterprise Holding III in effect as of the Closing Date, and all outstanding securities exercisable for or exchangeable for or convertible into Capital Stock of Enterprise Holding III and (v) attaching Charter Documents of

Enterprise Holding III certified by EPO to be true, accurate and complete as of immediately prior to the Closing and as amended and restated as of the Closing Date.
          (e) A certificate, executed by a duly authorized representative of EPO on behalf of the Seller Parties, certifying as to the incumbency of each person executing this Agreement or any Concurrent Agreement on behalf of any Seller Party.
          (f) A counterpart of this Agreement and all other Seller Party Concurrent Agreements, including the Amended and Restated Omnibus Agreement, duly executed by an authorized representative of each Seller Party and EPD.
          (g) Such other certificates, instruments of conveyance and documents as are listed in Article VI herein or as may be reasonably requested by the Buyer Parties prior to the Closing Date to carry out the intent and purposes of this Agreement and the Amended and Restated Omnibus Agreement.
     2.3 Deliveries by the Buyer Parties. At the Closing, the Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties the following:
          (a) The Cash Consideration as provided in Section 1.2(a)(i).
          (b) The Instruction Letter as provided in Section 1.2(a)(ii), which letter shall also instruct the Partnership’s transfer agent to promptly deliver a certificate representing the Unit Consideration issued in the name of Enterprise GTM.
          (c) A counterpart of each of the Amended Entity Agreements duly executed by Enterprise GTM and Enterprise Holding III.
          (d) A counterpart of the DEP Amendment duly executed by the General Partner and effective as of the Closing Date.
          (e) The Buyer Party Closing Certificate, duly executed by a duly authorized representative of the Partnership.
          (f) A counterpart of this Agreement, the DEP Amendment and all other agreements and documents contemplated hereby to which each Buyer Party is a party or will be a party as of the Closing, including the Amended and Restated Omnibus Agreement (the “Buyer Party Concurrent Agreements”), duly executed by an authorized representative of each Buyer Party and, as applicable, the other subsidiaries of the OLP that are party to the current Omnibus Agreement.
          (g) Such other certificates, instruments of conveyance and documents as are listed in Article VI herein or as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement and the Omnibus Agreement.
     2.4 Receipts. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the Assigned Interest and distributable or payable with respect thereto shall be the sole property and entitlement of the Buyer Parties, and, to the extent received by any

     Seller Party or one of its affiliates, shall be promptly accounted for and transmitted to the appropriate Buyer Party.
     2.5 Allocation of Costs.
          (a) Enterprise GTM shall pay the cost of any applicable sales, transfer and stamp taxes arising out of the Assignment of the Assigned Interest to the Partnership and the assignment of the Subsidiary Interests to Enterprise Holding III.
          (b) Each Party shall bear its own costs and expenses in the drafting and negotiation of this Agreement and the Seller Party Concurrent Agreements and the consummation of the transactions contemplated hereby.
          (c) Enterprise GTM shall pay 50% of the HSR filing fees previously paid by the Buyer Parties.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     The Seller Parties jointly and severally hereby represent and warrant to the Buyer Parties as of the date hereof and as of the Closing Date as follows:
     3.1 Organization. Each Seller Party and Subject Entity (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full partnership or limited liability company power and authority to carry on its business as it is currently being conducted and (iii) is duly qualified to conduct business as a foreign partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     3.2 Authorization. Each Seller Party has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Seller Party Concurrent Agreements to which it is or will at Closing be a party and to consummate the transactions consummated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and the Seller Party Concurrent Agreements to which each Seller Party is or will at Closing be a party and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or limited liability company action of the Seller Parties. This Agreement has been duly executed and delivered by each Seller Party and constitutes, and each Seller Concurrent Agreement executed or to be executed by each Seller Party at Closing has been, or when executed will be, duly executed and delivered by such Seller Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller Party, enforceable against such Seller Party in accordance with the terms hereof and thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’

rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.
     3.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Seller Disclosure Schedule 3.3, the execution, delivery and performance by each Seller Party of this Agreement and the other Seller Party Concurrent Agreements to which such Seller Party is or will at Closing be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of, with or without notice, lapse of time or both, any provision of such Seller Party’s or any Subject Entity’s Charter Documents, (b) give rise to the creation of any Encumbrance upon any of the assets of the Subject Entities, the Subsidiary Interests or the Assigned Interest, any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any Contract to which the Subject Entities are a party, by which any Subject Entity’s assets are bound or to which the Subsidiary Interests or the Assigned Interest are subject, (c) violate any Order applicable to any Seller Party or Subject Entity or (d) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material Contract binding upon any Seller Party, the Subject Entities or the Subsidiary Interests or the Assigned Interest, except where such violations or breaches would not reasonably be expected to result in a Material Adverse Effect with respect to any Subject Entity or the Subsidiary Interests or the Assigned Interest. No Consent of any Governmental Entity or any other Person is required to be obtained by any Seller Party in connection with the execution, delivery and performance of this Agreement and the Seller Party Concurrent Agreements to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby, except for the required filing under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto or as set forth in Seller Disclosure Schedule 3.3.
     3.4 Capitalization. As of the date of this Agreement, Enterprise GTM directly owns a 99.0% limited partner interest in Enterprise GC and Enterprise Intrastate and 99.0% of the membership interests of Enterprise Texas. Enterprise Holding III directly owns a 1.0% general partner interest in Enterprise GC and Enterprise Intrastate and 1.0% of the membership interests of Enterprise Texas (the “Outstanding Interests”), all of which outstanding interests are duly and validly issued, fully paid and nonassessable and free of any preemptive rights except as set forth in the Charter Documents of each Subject Entity. Except for the Outstanding Interests, no other Capital Stock of any Subject Entity is authorized, issued, outstanding or reserved for issuance, and no Subject Entity has issued or is obligated to issue any warrant, option, call, put or security which is convertible into, exercisable or exchangeable for any Capital Stock of any Subject Entity. No Subject Company is a party to any Contract obligated it to issue, sell, purchase or redeem any of the Subsidiary Interests, the Assigned Interest or other Outstanding Interests. No Subject Entity is a party to any notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) with the partners or members of the applicable Subject Entity on any matter. There are no voting trusts, irrevocable proxies or other Contracts to which any Subject Entity, the Subsidiary Interests or the Assigned Interest are bound with respect to voting any Capital Stock of any Subject Entity. There are no Contracts restricting or preventing the payment of distributions by any Subject Entity other than as set forth in the Charter Documents. All securities issued by the Subject Entities have been issued in transactions exempt from registration under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws. The Subject Entities do not own any Capital Stock of any Person.
     3.5 Absence of Litigation. Except as set forth in Seller Disclosure Schedule 3.5, there is no Action pending or, to the knowledge of the Seller Parties, threatened against any Seller Party or any of its Affiliates relating to the transactions contemplated by this Agreement, the Subsidiary Interests or the Assigned Interest or which, if adversely determined, could reasonably be expected to materially impair the ability of the Seller Parties to perform their obligations and agreements under this Agreement or the Seller Party Concurrent Agreements and to consummate the transactions contemplated hereby and thereby.
     3.6 Title and Condition of Assets.
          (a) Title to the Subsidiary Interests and the Assigned Interest. Enterprise GTM and Enterprise Holding III are the sole direct legal and beneficial owners of all of the Outstanding Interests of the Subject Entities as described in Section 3.4, free and clear of all Encumbrances. No Person has any right of first refusal, option or other right to purchase or acquire all or any portion of the Subsidiary Interests or the Assigned Interest. On the Closing Date, Enterprise GTM shall transfer good and marketable title to the Assigned Interest to the Partnership, and the Partnership will own the Assigned Interest free and clear of any Encumbrances other than Encumbrances provided in the Charter Documents of the Enterprise Holding III (which shall not be amended or modified between the Execution Date and the Closing Date except with the prior written consent of the Partnership, and Enterprise Holding III will own the Subsidiary Interests free and clear of any Encumbrances other than Encumbrances provided in the Charter Documents of the Subject Entities (which shall not be amended or modified between the Execution Date and the Closing Date, other than the execution and delivery of the Amended Entity Agreements on the Closing Date).
          (b) Title to and Condition of Assets. The Subject Entities have good and marketable title (fee simple in the case of real property) to all of the tangible assets, properties and interests in properties, whether real, personal or mixed, reflected as owned by it on the audited combined balance sheet of the DEP II Midstream Business as of September 30, 2008 (the “Subject Entity Assets”), other than assets sold or otherwise disposed of in the ordinary course of business, free and clear of all Encumbrances other than Permitted Encumbrances or as described in Schedule 3.6, subject to all recorded Encumbrances on such Subject Entity Assets in existence on the Closing Date; provided, however, that except as set forth in Seller Disclosure Schedule 3.6, each applicable Seller Party hereby represents and warrants that it knows of no material title defect affecting any of the Subject Entity Assets arising by, through or under such Seller Party. There has not been granted to any Person, and no Person possesses, any right of first refusal to purchase any of the Subject Entity Assets. To the Seller Parties’ knowledge, the Subject Entity Assets constitute all of the physical assets material to the operation of the business of the Subject Entities as conducted on the date hereof and the Closing Date, and all such Subject Entity Assets are in good operating condition and repair (normal wear and tear excepted and except as reserved against on the audited combined balance sheet of the DEP II Midstream Business as of September 30, 2008), are free from material defects (other than routine maintenance or repairs) and are fit for the particular purpose for which they are currently being used.
     3.7 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Seller Parties who is entitled to receive from any Buyer Party any fee or commission in connection with the transactions contemplated by this Agreement.
     3.8 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE CONCURRENT AGREEMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO PARTY HAS MADE OR MAKES AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATION, WARRANTY, PROMISE, COVENANT, AGREEMENT OR GUARANTY OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE SUBJECT ENTITY ASSETS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE SUBJECT ENTITY ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES ON OR UNDER THE SUBJECT ENTITY ASSETS, (II) THE INCOME TO BE DERIVED FROM THE SUBJECT ENTITY ASSETS, (III) THE SUITABILITY OF THE SUBJECT ENTITY ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE SUBJECT ENTITY ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SUBJECT ENTITY ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE CONCURRENT AGREEMENTS OR THE OMNIBUS AGREEMENT, NO PARTY IS LIABLE TO THE OTHER PARTIES HEREIN OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SUBJECT ENTITY ASSETS FURNISHED BY ANY AGENT, EMPLOYEE OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE CONCURRENT AGREEMENTS OR THE OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE ASSETS ARE IN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     The Buyer Parties jointly and severally hereby represent and warrant to the Seller Parties on the date hereof and the Closing Date as follows:
     4.1 Organization. Each Buyer Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full partnership or limited liability company power and authority to carry on its business as it is currently being conducted and (iii) is duly qualified to conduct business as a foreign partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     4.2 Authorization. Each Buyer Party has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement, the DEP Amendment and any other Buyer Party Concurrent Agreements to which it is or will at Closing be a party and to consummate the transactions consummated hereby and thereby. The execution and delivery by each Buyer Party of this Agreement, the DEP Amendment and the other Buyer Party Concurrent Agreements to which each Buyer Party is or will at Closing be a party and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or limited liability company action of the Buyer Parties. This Agreement has been duly executed and delivered by each Buyer Party and constitutes, and the DEP Amendment and each Buyer Concurrent Agreement executed or to be executed by each Buyer Party at Closing has been, or when executed will be, duly executed and delivered by such Buyer Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer Party, enforceable against such Buyer Party in accordance with the terms hereof and thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.
     4.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Buyer Disclosure Schedule 4.3, the execution, delivery and performance by each Buyer Party of this Agreement, the DEP Amendment and the other Buyer Party Concurrent Agreements to which such Buyer Party is or will at Closing be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of, with or without notice, lapse of time or both, any provision of such Buyer Party’s Charter Documents, (b) give rise to the creation of any Encumbrance upon any of the assets of the Buyer Parties (other than security interests granted pursuant to the Credit Agreement, Revolving Credit Facility and security documents entered into in connection therewith by the Buyer Parties), any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any Contract to which the Buyer Parties are a party or by which their respective assets are bound, (c) violate any Order applicable to any Buyer Party or (d) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material Contract binding upon any Buyer Party, except where such violations or breaches would not reasonably be expected to result in a Material Adverse Effect with respect to any Buyer Party. No Consent of any Governmental Entity or any other Person is required to be obtained by any Buyer Party in connection with the execution, delivery and performance of this Agreement, the DEP Amendment and the other Buyer Party Concurrent Agreements to which such Buyer Party is a party or the consummation of the transactions contemplated hereby or thereby, except for the required filing under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto or as set forth in Buyer Disclosure Schedule 4.3.
     4.4 Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer Parties, threatened against any Buyer Party or any of its affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer Parties to perform their obligations and agreements under this Agreement, the DEP Amendment or the other Buyer Party Concurrent Agreements and to consummate the transactions contemplated hereby and thereby.
     4.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Buyer Parties who is entitled to receive from any Buyer Party any fee or commission in connection with the transactions contemplated by this Agreement, other than the payment of a financial advisor fee to Houlihan Lokey, which has been retained to advise the Audit, Conflicts and Governance Committee of the Board of Directors of the General Partner, as set forth in the engagement letter dated as of October 28, 2008.
     4.6 Validity of Unit Consideration. The Class B Units comprising the Unit Consideration and the Limited Partner Interests represented thereby have been duly and validly authorized by the Partnership’s Charter Documents and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership’s organizational documents) and nonassessable (except as such nonassessability may be affected by matters described in the Partnership’s Registration Statement on Form S-3 filed with the SEC on March 6, 2008). The Common Units issuable upon conversion of the Class B Units and the Limited Partner Interests represented thereby have been duly and validly authorized by the Partnership’s Charter Documents and, when issued and delivered upon conversion of the Class B Units, will be validly issued, fully paid (to the extent required under the Partnership’s organizational documents) and nonassessable (except as such nonassessability may be affected by matters described in the Partnership’s Registration Statement on Form S-3 filed with the SEC on March 6, 2008).
ARTICLE V.
COVENANTS AND AGREEMENTS
     5.1 Conduct of the Operations. Except as specifically provided in this Agreement, the Seller Concurrent Agreements or the Omnibus Agreement, during the period from the date of this Agreement until the Closing Date, each Seller Party shall, and shall cause the Subject Entities to, (i) conduct its respective operations in accordance with its ordinary course of business consistent with past practices, (ii) use reasonable commercial efforts to preserve, maintain and protect its respective material assets, Contracts, rights and properties, (iii) not terminate, materially amend or enter into material agreements affecting the Subject Entity Assets except in the ordinary course of business consistent with past practice, (iv) cause the Subject Entities to maintain insurance policies with coverage on the Subject Entity Assets presently furnished by nonaffiliated third parties in the amounts and types presently in effect, (v) use commercially reasonable efforts to maintain all material Contracts of the Subject Entities, including, without limitation, real property leases, in full force and effect, (vi) cause the Subject Entities not to transfer, sell, hypothecate, distribute, Encumber or otherwise dispose of any material assets of the Subject Entities except for sales and dispositions in the ordinary course of business consistent with past practices, (vii) not amend or restate the Charter Documents of the Seller Parties in a manner which would require any consent to be obtained to effect the transactions contemplated herein or in the Omnibus Agreement or which could reasonably be expected to hinder, impede, delay or adversely affect the consummation of the transactions contemplated herein, (viii) cause the Subject Entities not to amend or restate their respective Charter Documents in any manner or issue any Capital Stock or options, warrants or other rights convertible into or exchangeable for Capital Stock of any Subject Entity, (viii) sell, assign, transfer, Encumber or otherwise dispose of all or any portion of the Subsidiary Interests or the Assigned Interest or grant any option to purchase or right of first refusal in connection therewith to any Person or (viii) commit to do the foregoing.
     5.2 Access. From the date of this Agreement until the Closing Date, each Seller Party shall, upon reasonable advance notice by the Partnership, (i) provide each Buyer Party and its representatives reasonable access, during normal business hours, to the Subject Entity Assets and (ii) as promptly as possible furnish to each Buyer Party such documents and information concerning the Subsidiary Interests, the Assigned Interest and the Subject Entity Assets as the Partnership from time to time may reasonably request.
     5.3 Additional Agreements. Subject to the terms and conditions of this Agreement, the Concurrent Agreements and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do or cause to be done all actions necessary or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VI, to the extent that the fulfillment of such conditions is within the control of such Party; provided, however, that in no event shall any Party or its affiliates be required to divest any interest that they may have in any material assets or business. Subject to the foregoing, if at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
     5.4 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver such additional agreements, instruments, notices, certificates and other documents, and take such actions, as may be necessary or appropriate to more fully and effectively vest in the applicable Parties and their respective successors and assigns legal, beneficial and record title to the property, rights and interests contributed, assigned or otherwise granted herein or in the Concurrent Agreements, including, without limitation, the Omnibus Agreement and more fully and effectively carry out the purposes and intent of this Agreement and the Concurrent Agreements, including, without limitation, the Omnibus Agreement. It is the express intent of the Parties that the Partnership (and OLP, as the assignee of the Partnership) own all right, title and interest in and to the Assigned Interest, and that Enterprise Holding III own all right, title and interest in and to the Subsidiary Interests as of the Closing Date.
     5.5 Investment Representations.
          (a) EPO and the other Seller Parties have substantial experience analyzing and investing in companies like the Partnership and OLP, and Seller Parties are capable of evaluating the merits and risks of an investment in the Partnership. To the extent Seller Parties have deemed it necessary, Seller Parties have retained at their own expense and relied upon appropriate professional advice regarding the investment in the Unit Consideration, including, without limitation, tax, accounting and legal advice with respect to thereto. Enterprise GTM is an accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, is able to bear the economic risk of its investment in the Partnership and has sufficient net worth to sustain a loss of its entire investment in the Partnership if such loss should occur.
          (b) Enterprise GTM has had an opportunity to discuss the Partnership’s business, management and financial affairs with the General Partner and other representatives of the Partnership and has had an opportunity to review the Partnership’s operations and facilities. Enterprise GTM has had an opportunity to ask questions of such Partnership personnel, which questions have been answered to Enterprise GTM’s satisfaction. Enterprise GTM acknowledges it is familiar with the nature of the Partnership’s business. Enterprise GTM acknowledges that an investment in the Unit Consideration involves numerous risks, including those described under the heading “Risk Factors” in the Partnership’s Registration Statement filed on Form S-3 with the United States Securities and Exchange Commission on March 6, 2008 and in the Partnership’s other filings with the United States Securities and Exchange Commission.
          (c) Enterprise GTM is acquiring the Unit Consideration solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Enterprise GTM acknowledges that the Unit Consideration has not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions thereof, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of EDP’s representations as expressed herein. Enterprise GTM acknowledges that the Partnership is relying, in part, upon the representations and warranties contained in this Section 5.6 for the purpose of determining whether this transaction meets the requirements for such exemptions. Enterprise GTM acknowledges that it must bear the economic risk of its investment in the Unit Consideration for an indefinite period of time because the Unit Consideration must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.
          (d) Enterprise GTM is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions. EPD acknowledges that any transfer agent of the Partnership will be issued stop transfer instructions with respect to such Unit Consideration unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. EPD acknowledges that the Certificate shall bear the legend set forth in the Partnership Agreement and the a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO DUNCAN ENERGY PARTNERS L.P. (THE “PARTNERSHIP”), IN A FORM GENERALLY ACCEPTABLE TO THE PARTNERSHIP, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
     The legend set forth above shall be removed, and the Partnership shall issue a certificate without such legend to the holder of the Unit Consideration, if, unless otherwise required by state securities laws, (i) such Unit Consideration is registered for resale under the Securities Act, (ii) in connection therewith, the holder provides the Partnership with an opinion of counsel reasonably acceptable to the Partnership, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Unit Consideration may be made without registration under the applicable requirements of the Securities Act and applicable state securities laws or (iii) such holder provides the Partnership with reasonable assurances of the holder’s belief that the Unit Consideration may be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act.
     5.6 HSR. The Parties acknowledge they have previously made all filings required under the HSR Act. Each Party shall: (i) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to any Governmental Entity, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the HSR filings and (ii) permit each other Party to review and incorporate the other Party’s reasonable comments in any communication given by such Party to any Governmental Entity or in connection with any proceeding by a private party related to the HSR Act with any other Person. The General Partner of the Partnership shall be entitled to direct any proceedings or negotiations with any Governmental Entity or other Person relating to the filings under the HSR; provided, that the General Partner shall afford EPD a reasonable opportunity to participate therein. The Partnership shall not be required to (i) sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Partnership or its subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Partnership or its subsidiaries, (iii) terminate any venture or other arrangement or (iv) effect any other change or restructuring of the Partnership or its subsidiaries.

ARTICLE VI.
CONDITIONS TO CLOSING
     6.1 Conditions to Each Party’s Obligation to Close. The obligations of Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.2 (collectively, the “Buyer Conditions Precedent”), and the obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.3 (collectively, the “Seller Conditions Precedent”). The General Partner of the Partnership, on behalf of the Buyer Parties, and EPD, on behalf of the Seller Parties, shall have the right to waive in writing any or all of such Parties’ conditions precedent to Closing; provided, that no waiver by Buyer Parties or Seller Parties of any particular condition precedent to Closing shall constitute a waiver by such Parties of any other condition precedent to Closing. Subject to the foregoing, the following are conditions precedent to all Parties’ obligations to effect the Closing:
          (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
          (b) Legality of Transactions. No Action shall have been taken and no Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
     6.2 Conditions to the Buyer Parties’ Obligation to Close. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the General Partner of the Partnership), at or prior to the Closing, of each of the following Buyer Conditions Precedent:
          (a) Consents. The Consents described in Seller Disclosure Schedule 3.3 shall have been filed, occurred, or been obtained, including, without limitation, the required filing under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto.
          (b) Representations and Warranties. The representations and warranties of Seller Parties set forth in this Agreement and the Concurrent Agreements, including, without limitation, the Omnibus Agreement, shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect with respect to the Assigned Interest or the Subject Entities taken as a whole, and the Buyer Parties shall have received a certificate to such effect signed on behalf of the Seller Parties by a duly authorized representative of EPD.

          (c) Performance of Obligations. The Seller Parties shall have performed in all material respects (provided that any covenant or agreement of the Seller Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Seller Parties under this Agreement prior to the Closing Date, and the Buyer Parties shall have received a certificate to such effect executed by a duly authorized representative of EPD on behalf of the Seller Parties (such certificate, together with the certificate described in clause (b) above, the “Seller Party Closing Certificate”).
          (d) Seller Party Concurrent Agreements. The Seller Parties shall have executed and delivered the documents set forth in Section 2.2, including the Seller Party Concurrent Agreements, including, without limitation, the Omnibus Agreement, to Buyer Parties.
          (e) No Material Adverse Effect. Since September 30, 2008, no event or occurrence shall have taken place which has had, or is reasonably likely to have, a Material Adverse Effect on the Assigned Interest, the Subsidiary Interests or the Subject Entities taken as a whole.
          (f) Financing. The Partnership shall have (a) received the Debt Proceeds pursuant to the Term Loan and (b) received the Offering Proceeds from the Equity Offering.
          (g) Assignment of Subsidiary Interests and Execution of Amended Entity Agreements. The assignments of the Subsidiary Interests and conversion of such interests in accordance with the Amended Entity Agreements shall have been consummated, and the Partnership shall have copies of the executed and delivered Amended Entity Agreements, certified by the general partner or managing member to be true, correct and complete copies thereof.
     6.3 Conditions to the Seller Parties’ Obligation to Close. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by EPD on behalf of the Seller parties), at or prior to the Closing, of each of the following Seller Conditions Precedent:
          (a) Consents. The authorizations, consents, Orders or approvals described in Schedule 4.3 shall have been filed, occurred, or been obtained, including, without limitation, the required filing under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto.
          (b) Representations and Warranties. The representations and warranties of Buyer Parties set forth in this Agreement and the Concurrent Agreements, including, without limitation, the Omnibus Agreement, shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect with respect to the Buyer Parties taken as a whole, and the Seller Parties shall have received a certificate to such effect signed on behalf of the Buyer Parties by a duly authorized representative of the General Partner of the Partnership.
          (c) Performance of Obligations. The Buyer Parties shall have performed in all material respects (provided that any covenant or agreement of the Buyer Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Buyer Parties under this Agreement prior to the Closing Date, and the Seller Parties shall have received a certificate to such effect executed by a duly authorized representative of the General Partner of the Partnership on behalf of the Buyer Parties (such certificate, together with the certificate described in clause (b) above, the “Buyer Party Closing Certificate”).
          (d) The Buyer Party Concurrent Agreements. The Buyer Parties shall have executed and delivered the documents required pursuant to Section 2.3, including, without limitation, the DEP Amendment and the other Buyer Party Concurrent Agreements, to Seller Parties.
          (e) Cash Consideration. The Buyer Parties shall have delivered the Cash Consideration in accordance with Section 1.2(a)(i).
          (f) Certificates. The Buyer Parties shall have delivered the Instruction Letter in accordance with Sections 1.2(a)(ii).
          (g) NYSE Listing. The Common Units issuable upon conversion of the Class B Units shall have been approved for listing by the New York Stock Exchange subject to official notice of issuance.
ARTICLE VII.
TERMINATION
     7.1 Termination.
          (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (i) by mutual written consent of EPO and the General Partner of the Partnership;
          (ii) by written notice by either EPO or the General Partner of the Partnership if the Closing has not occurred by December 31, 2008 (the “Termination Date”); provided, however, that the foregoing right to terminate this Agreement shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (iii) by either EPO or the General Partner of the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or

          (iv) by either EPO or the General Partner of the Partnership in the event of a material breach by any Buyer Party or Seller Party, as applicable, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a Buyer Condition Precedent or a Seller Condition Precedent, as applicable, and (B) cannot be or has not been cured within the shorter of (x) 20 days following receipt by the breaching party of written notice of such breach or (y) the business day immediately preceding the Termination Date.
          (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     7.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any party of any liability for intentional material breach of any term or provision hereof.
ARTICLE VIII.
INTERPRETATION; DEFINED TERMS
     8.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of the Party that drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall control, and if there is a conflict or inconsistency between the main body of this Agreement and the Omnibus Agreement, the Omnibus Agreement shall control;
          (e) the term “cost” includes expense and the term “expense” includes cost;
          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
          (h) any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) unless the context otherwise requires, all references to time shall mean time in Houston, Texas;
          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     8.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
     8.3 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 8.3 shall, when used in this Agreement, have the respective meanings herein specified.
     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall not be considered affiliates of each other.
     “Agreement” shall have the meaning set forth in the preamble.
     “Amended and Restated Omnibus Agreement” means the Amended and Restated Omnibus Agreement in the form set forth as Exhibit A hereto.
     “Amended Entity Agreements” means the Amended and Restated Agreements of Limited Partnership of Enterprise GC, the Amended and Restated Agreement of Limited Partnership of Enterprise Intrastate, and the Amended and Restated Limited Liability Company Agreement of Enterprise Texas, in the forms as set forth on Exhibits B, C and D, respectively, hereto.
     “Assignment” shall have the meaning set forth in Section 1.1
     “Assigned Interest” shall have the meaning set forth in the Recitals.
     “Business Day” means any day on which banks are open for business in the State of Texas, other than Saturday or Sunday.
     “Buyer Conditions Precedent” shall have the meaning set forth in Section 6.1.
     “Buyer Parties” shall have the meaning set forth in the Preamble.
     “Buyer Party Closing Certificate” shall have the meaning set forth in Section 6.3(c).
     “Buyer Party Concurrent Agreements” shall have the meaning set forth in Section 2.3(e).
     “Capital Stock” of a Person means all equity securities authorized for issuance by the Charter Documents of such Person, including membership interests, partnership interests or other equity interests of such Person.
     “Cash Consideration” shall have the meaning given in the Recitals.
     “Certificates” shall have the meaning given such term in Section 1.2(a)(ii).
     “Charter Documents” means, for any Person, the organizational governing documents of such Person, including, without limitation, any memorandum of association, articles of association, articles of incorporation, articles of organization, articles of formation, certificate of formation, certificate of incorporation, certificate of organization, bylaws, limited liability company agreement, limited partnership agreement or other governing documents of any nature, all as amended or supplemented as in effect on the Closing Date.
     “Class B Units” means the Class B Units representing limited partner interests of the Partnership.
     “Closing” shall have the meaning set forth in Section 1.1.

     “Closing Date” shall have the meaning set forth in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” has the meaning assigned to such term in the Partnership Agreement.
     “Consents” means all authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any consents or approvals of any other third party, in each case that are required by applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Concurrent Agreements.
     “Concurrent Agreements” means the Seller Party Concurrent Agreements and the Buyer Party Concurrent Agreements.
     “Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
     “Debt Proceeds” shall have the meaning set forth in the Recitals.
     “DEP Amendment” means the Third Amendment to Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated as of the Closing Date, the form of which is attached as Exhibit F to this Agreement.
     “Effective Time” shall have the meaning set forth in Section 2.1.
     “Encumbrance” or “Encumbrances” means and includes security interests or agreements, mortgages, liens, pledges, charges, assignments, including collateral assignments, easements, purchase options, reservations, rights of way, servitudes, rights of first refusal, community property interests, equitable interests, claims, indentures, deeds of trust, encroachments, licenses or leases to third parties, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.
     “Enterprise Holding III” shall have the meaning set forth in the Preamble.
     “Enterprise Holding III Member Interests” shall have the meaning set forth in the Recitals.
     “Enterprise GC” shall have the meaning set forth in the Recitals.
     “Enterprise GTM” shall have the meaning set forth in the Preamble.
     “Enterprise Intrastate” shall have the meaning set forth in the Recitals.
     “Enterprise Texas” shall have the meaning set forth in the Recitals.

     “EPD” shall mean Enterprise Products Partners L.P., a Delaware limited partnership.
     “EPO” shall have the meaning set forth in the Preamble.
     “Equity Offering” means the registered offering of Units by DEP pursuant to its registration statement on Form S-3 and the Unit Purchase Agreement.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied by the applicable Person, as in effect on the date of determination.
     “General Partner” shall have the meaning set forth in the Preamble.
     “Governmental Entity” means any Federal, state, local, regional, commonwealth, state, local, foreign or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.
     “Gross Consideration” shall have the meaning set forth in Section 1.2.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, whether short-term or long-term, whether secured or unsecured, (ii) all obligations of such Person evidenced by loan agreements, mortgages, bonds, indentures, debentures, promissory notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (vi) all Indebtedness of such Person or others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) an Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees, whether direct or indirect, by such Person of Indebtedness of others or Indebtedness of any other Person secured by any assets of such Person, (viii) all capital leases of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangement, (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, (xi) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness, obligation or guarantee, and (xiii) any other obligation that in accordance with GAAP is required to be reflected as debt on an balance sheet of a Person (other than trade payables incurred in the ordinary course of business).

     “Instruction Letter” has the meaning given in Section 1.2(a)(ii).
     “knowledge” and any variations thereof or words to the same effect shall mean actual knowledge after reasonable inquiry.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Lenders” shall have the meaning set forth in the Recitals.
     “Limited Partner Interest” shall have the meaning assigned to such term in the Partnership Agreement.
     “Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
     “Offering Proceeds” shall have the meaning set forth in the Recitals.
     “OLP” shall have the meaning set forth in the Preamble.
     “OLP GP” shall have the meaning set forth in the Preamble.
     “Omnibus Agreement” means the Omnibus Agreement, dated February 5, 2007, by and among the Partnership, the General Partner, the OLP, OLP GP and EPO.
     “Operating Partnership” shall have the meaning set forth in the Preamble.
     “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Outstanding Interests” shall have the meaning set forth in Section 3.4.
     “Partnership” shall have the meaning set forth in the Preamble.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of February 5, 2007, of the Partnership, as amended by Amendment No. 1 thereto, dated as of February 5, 2007 and Amendment No. 2 thereto, executed November 6, 2008 but dated effective as of February 5, 2007.
     “Party” and “Parties” shall have the meanings set forth in the Preamble.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Revolving Credit Facility” means Revolving Credit Agreement, dated as of January 5, 2007, among the Partnership, as borrower, Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Citibank, N.A., as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and Wachovia Capital Markets, LLC, The Bank of Nova Scotia and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Runners, as amended by the First Amendment dated as of September 30, 2007, and as may be further amended prior to the Closing.
     “Seller Conditions Precedent” shall have the meaning set forth in Section 6.1.
     “Seller Parties” shall have the meaning set forth in the Preamble.
     “Seller Party Closing Certificate” shall have the meaning set forth in Section 6.2(c).
     “Seller Party Concurrent Agreements” shall have the meaning set forth in Section 2.2(a).
     “Subject Entity” means Enterprise GC, Enterprise Intrastate and Enterprise Texas, as applicable, and “Subject Entities” means Enterprise GC, Enterprise Intrastate and Enterprise Texas, collectively.
     “Subject Entity Assets” shall have the meaning set forth in Section 3.6(b).
     “Subject Liabilities” shall have the meaning set forth in Section 1.4.
     “Subsidiary Interests” shall have the meaning set forth in Section 1.1
     “Termination Date” shall have the meaning set forth in Section 7.1(a)(ii).
     “Term Loan” shall have the meaning set forth in the Recitals.
     “Transfer” shall have the meaning set forth in Section 9.2(a).
     “Unit Consideration” means 37,333,887 Class B Units.
     “Unit Purchase Agreement” means the Unit Purchase Agreement dated as of December 8, 2008, among the Partnership and EPO, providing for the purchase of 41,529 Common Units by such purchaser.

ARTICLE IX.
MISCELLANEOUS
     9.1 Expenses. Except as expressly provided herein or in the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.
     9.2 Notices.
          (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by nationally recognized overnight courier service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the Business Day after deposited with a nationally recognized overnight courier service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a Business Day during normal business hours, with confirmation of successful transmission confirmed by the sender’s facsimile machine, and otherwise on the next succeeding Business Day, or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to any of the Seller Parties:
Enterprise Products Operating LLC
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Attention: General Counsel

Facsimile No.: (713) 381-8200
Notices to any of the Buyer Parties:
Duncan Energy Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Attention: General Counsel
Facsimile No.: (713) 381-8200
          (b) Either EPO or the Partnership may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 9.2.
     9.3 Severability. If any term of this Agreement is found to be invalid, illegal, or incapable of being enforced under applicable Law or public policy, such term shall be deemed amended to the minimum extent possible to make such term valid, legal and enforceable, and if such term is not capable of being so amended, it shall be deemed excised from this Agreement, and the other terms and conditions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.
     9.4 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts of law rules or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     9.6 Assignment of Agreement. This Agreement may not be assigned by any Party without the prior written consent of the other Parties other than by the Partnership to the OLP or in connection with any collateral assignment for the benefit of securing obligations to lenders.
     9.7 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
     9.8 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or portable document “.pdf” format, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
     9.9 Director and Officer Liability. Except to the extent that they are an individual signatory party hereto, the directors, managers, officers, partners and members of the Buyer Parties, the Seller Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.
     9.10 Integration. This Agreement and the Concurrent Agreements supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and the Concurrent Agreements contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.
     9.11 Amendment. The Parties agree to negotiate in good faith any amendment to this Agreement at any time another Party believes that business circumstances have changed. This Agreement may only be amended by written instrument signed by the Partnership, on behalf of the Buyer Parties, and EPO, on behalf of the Seller Parties. .
     9.12 Waiver of Limited Call Right. EPO hereby agrees that, for a period of 24 months from the Closing Date, neither EPO or any of its Affiliates (as such term is defined in the Partnership Agreement) or any of their successors in interest will exercise any of its rights under Article XV of the Partnership Agreement unless the 80% threshold contemplated by such article is achieved without giving effect (in the numerator or the denominator) to any of the Class B Units constituting Unit Consideration or the Common Units issuable upon conversion thereof that then are beneficially owned (excluding the effect of any transactions for which the primary purpose was to circumvent this provision) by the General Partner or any of its Affiliates, as contemplated by such article.
[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER PARTIES:

ENTERPRISE PRODUCTS OPERATING LLC

By:	/s/ Michael A. Creel

Michael A. Creel President and Chief Executive Officer

ENTERPRISE GTM HOLDINGS L.P.

By:	Enterprise GTM GP, LLC
Its General Partner

	By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

BUYER PARTIES:

DEP HOLDINGS, LLC

By:	/s/ Richard H. Bachmann
Richard H. Bachmann President and Chief Executive Officer

DUNCAN ENERGY PARTNERS L.P.

By: DEP Holdings, LLC, its general partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann President and Chief Executive Officer

DEP OLP GP, LLC

By:	Duncan Energy Partners L.P., its sole member

By:	DEP Holdings, LLC, its general partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann President and Chief Executive Officer

DEP OPERATING PARTNERSHIP, L.P.

By: DEP OLP GP, LLC, its general partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
President and Chief Executive Officer